Exhibit 4.2

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 15, 2012

BY AND AMONG

SARA LEE CORPORATION,

DE US, INC.,

D.E MASTER BLENDERS 1753 B.V.

AND

DEMB MERGER COMPANY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2012 (this “Agreement”), is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), DE US, Inc., a Delaware corporation (“CoffeeCo”), and, as of the date hereof, a wholly-owned subsidiary of Sara Lee, D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with a corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and, as of the date hereof, a wholly-owned subsidiary of CoffeeCo, and DEMB Merger Company, a Delaware corporation and wholly-owned subsidiary of DutchCo (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Separation Agreement, entered into by and between Sara Lee, CoffeeCo and DutchCo, on or around the date hereof (the “Master Separation Agreement”).

WHEREAS, CoffeeCo, through the CoffeeCo Business, is engaged in the business of producing and selling high-quality, innovative coffee and tea products and the Sara Lee Board has determined that it would be advisable and in the best interests of Sara Lee and its stockholders for Sara Lee to distribute, on a pro rata basis to the holders of Sara Lee Shares without any consideration being paid by the holders thereof, all of the outstanding CoffeeCo Shares;

WHEREAS, upon the terms and subject to the conditions set forth in the Master Separation Agreement, Sara Lee shall, among other things, on the Distribution Date, effect the Distribution and distribute all of the outstanding CoffeeCo Shares to the Exchange Agent to hold for the benefit of the holders of outstanding Sara Lee Shares;

WHEREAS, after the Distribution and payment of the CoffeeCo Special Dividend but prior to any CoffeeCo Shares being released by the Exchange Agent and physically distributed to holders of Sara Lee Shares, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), CoffeeCo will merge with Merger Sub, with CoffeeCo continuing as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”);

WHEREAS, the CoffeeCo Board has (i) determined that the Merger and this Agreement are advisable and in the best interests of CoffeeCo and Sara Lee, its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended the adoption by Sara Lee, as the sole stockholder of CoffeeCo, of this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) determined that the Merger and this Agreement are advisable and in the best interests of Merger Sub and DutchCo, its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended the adoption by DutchCo, as the sole stockholder of Merger Sub, of this Agreement;

WHEREAS, the Sara Lee Board and DutchCo Board have each approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, Sara Lee, as the sole stockholder of CoffeeCo, and DutchCo, as the sole stockholder of Merger Sub, have each executed a written consent approving this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and it is the expectation of the parties hereto that the Merger is taxable to U.S. holders of CoffeeCo Shares under Section 367 of the Code;

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3(a); and

WHEREAS, the Merger is expected to accomplish certain substantial business purposes of CoffeeCo and its Affiliates (which business purposes are substantially unrelated to federal tax matters).

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“ABN AMRO” has the meaning set forth in Section 2.6(d).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“CoffeeCo” has the meaning set forth in the first paragraph of this Agreement.

“DGCL” has the meaning set forth in the Recitals.

“Distribution Fund” has the meaning set forth in Section 2.4(b).

“DutchCo” has the meaning set forth in the first paragraph of this Agreement.

“Excess Merger Shares” has the meaning set forth in Section 2.6(d).

“Excluded Share” has the meaning set forth in Section 2.5(a)(i).

“Fractional Interests Trust” has the meaning set forth in Section 2.6(d).

“Instruction Form” has the meaning set forth in Section 2.6(a).

“Master Separation Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(i).

“Merger Effective Time” has the meaning set forth in Section 2.3.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Sara Lee” has the meaning set forth in the first paragraph of this Agreement.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Corporation Shares” has the meaning set forth in Section 2.4(a).

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Merger Effective Time, the Merger shall occur pursuant to which Merger Sub shall merge with and into CoffeeCo, with CoffeeCo as the Surviving Corporation and the separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, but subject to Section 2.4, the Surviving Corporation shall be a wholly owned subsidiary of DutchCo. The Merger shall have the effects specified in the DGCL.

2.2 Closing. Upon the terms and subject to the conditions set forth herein, including the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article V, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place on the same day as, but following the payment of the CoffeeCo Special Dividend (the “Closing Date”), unless this Agreement has been terminated pursuant to Section 6.1 or unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois or such other location as may be agreed upon by the parties.

2.3 Effective Time.

(a) On the Closing Date, CoffeeCo shall effect the filing of a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL.

(b) The Merger shall become effective at (i) the date and time on which the Certificate of Merger is duly filed with the Secretary of State of Delaware as required to effect the Merger, or (ii) such subsequent date and time as specified in the Certificate of Merger (such time that the Merger shall become effective being the “Merger Effective Time”).

2.4 Merger Exchange. Upon the terms and subject to the conditions of this Agreement and the Exchange Agent Agreement and in accordance with provisions of Section 2:94b of the Dutch Civil Code, as soon as possible after the Merger Effective Time, on the Closing Date:

(a) The Exchange Agent, acting solely for the account of the former stockholders of CoffeeCo, shall contribute, for the account of such holders, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Shares”) that were issued to the Exchange Agent solely for the account and benefit of the former stockholders of CoffeeCo pursuant to Section 2.5(b) to DutchCo as a contribution in kind (inbreng op aandelen anders dan in geld).

(b) In consideration of the contribution pursuant to Section 2.4(a), DutchCo shall issue to the Exchange Agent (through certificates or book-entry authorizations) solely for the account and benefit of the former stockholders of CoffeeCo, the maximum number of DutchCo Shares that has become issuable pursuant to Section 2.5(a)(i) for delivery to the Merger Consideration recipients entitled thereto (such DutchCo Shares being the “Distribution Fund”). At the Merger Effective Time, the obligations of DutchCo and the Exchange Agent under this Section 2.4 shall be unconditional.

2.5 Effect of the Merger on Shares.

(a) As a result of the Merger and without any further action on the part of the holder of any capital stock of CoffeeCo, DutchCo or Merger Sub, at the Merger Effective Time:

(i) each CoffeeCo Share issued and outstanding immediately prior to the Merger Effective Time (other than shares cancelled in accordance with Section 2.5(a)(ii) (each, an “Excluded Share”)) shall automatically be converted into the right to receive one fully paid and non-assessable DutchCo Share (such number of DutchCo Shares, the “Merger Consideration”).

(ii) each CoffeeCo Share held by CoffeeCo as treasury stock, if any, immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, be cancelled and retired.

(iv) Any DutchCo Shares that are held by CoffeeCo immediately prior to the Merger Effective Time shall be cancelled and extinguished and cease to exist.

(b) Immediately following the Merger Effective Time, the Surviving Corporation shall issue to the Exchange Agent, solely for the account and benefit of the former stockholders of CoffeeCo, a number of Surviving Corporation Shares equal to the total number of CoffeeCo Shares outstanding immediately prior to the Merger.

(c) From and after the Merger Effective Time, no CoffeeCo Shares shall remain outstanding and all CoffeeCo Shares shall be cancelled and retired and shall cease to exist. Each entry in the records of CoffeeCo or its transfer agent formerly representing CoffeeCo Shares shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend pursuant to Section 2.6(c). From and after the Merger Effective Time, there shall be no registration of transfers on the stock transfer books of the Surviving Corporation of CoffeeCo Shares that were issued prior to the Merger Effective Time.

(d) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of CoffeeCo Shares in connection with the Merger.

2.6 Merger Consideration Mechanics. At the Merger Effective Time, the CoffeeCo Shares shall be converted into the right to receive the Merger Consideration pursuant to, and in accordance with the terms of, this Agreement, immediately following which the Exchange Agent shall distribute on the same basis as the CoffeeCo Shares would have been distributed in the Distribution and to the persons entitled to receive CoffeeCo Shares in the Distribution, in respect of the outstanding Sara Lee Shares held by holders of record of Sara Lee Shares on the Record Date, the Merger Consideration into which the CoffeeCo Shares that otherwise would have been distributed in the Distribution have been converted pursuant to the Merger (and cash in lieu of fractional shares as provided by Section 2.6(d)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to DutchCo Shares held by it from time to time hereunder, other than to the extent necessary to effectuate the Distribution. DutchCo agrees that, from and after the Merger Effective Time, those holders of record of Sara Lee Shares who have become holders of record of DutchCo Shares by virtue of the Distribution and the Merger shall be holders of record of DutchCo Shares for all purposes for so long as they hold such DutchCo Shares.

(a) Instruction Forms. In accordance with the terms and conditions of the Exchange Agent Agreement, the parties shall cause appropriate instruction materials (the “Instruction Form”) to be provided by the Exchange Agent to holders of record of Sara Lee Shares as of the Record Date, advising such holders of the Distribution and the Merger and the procedure for providing instructions to the Exchange Agent to effect the crediting or the transfer of their DutchCo Shares to Euroclear Nederland-eligible securities accounts. Such holders that do not provide a valid Instruction Form to the Exchange Agent shall have their DutchCo shares entered into the DutchCo stockholder register maintained on behalf of DutchCo by the Exchange Agent. Any stockholder that does not properly complete and return the Instruction Form will not be eligible to sell such stockholder’s DutchCo Shares over or through Euroclear Nederland.

(b) Delivery of Merger Consideration. After the Merger Effective Time, the Exchange Agent shall be required to deliver to each former stockholder of CoffeeCo (subject to Section 2.6(f)), (i) the number of DutchCo Shares in respect of the aggregate Merger Consideration that each holder is entitled to receive pursuant to Section 2.5, provided that such delivery shall be made by book-entry to the DutchCo stockholder register maintained by the Exchange Agent, and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.6(d) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.6(c). The DutchCo Shares issued and paid in accordance with the terms of this Section 2.6(b) upon conversion of any CoffeeCo Shares (including any cash paid in lieu of fractional shares pursuant to Section 2.6(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such CoffeeCo Shares.

(c) Distribution with Respect to Undistributed Shares. All DutchCo Shares to be issued to the Exchange Agent pursuant to Section 2.4(b) shall be deemed issued and outstanding as of the Merger Effective Time and whenever a dividend or other distribution is declared by DutchCo in respect of DutchCo Shares, the record date for which is at or after the Merger Effective Time, that declaration shall include dividends or other distributions in respect of all DutchCo Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the DutchCo Shares shall be paid with respect to any DutchCo Shares that have not been distributed by the Exchange Agent promptly after the Merger Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed DutchCo Shares, there shall be paid to the record holder of such DutchCo Shares, without interest, (A) at the time of such distribution, the amount of cash payable in lieu of fractional DutchCo Shares to which such holder is entitled pursuant to Section 2.6(d) and the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such DutchCo Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such DutchCo Shares with a record date after the Merger Effective Time but with a payment date subsequent to the distribution of such DutchCo Shares.

(d) Fractional Shares. No fractional DutchCo Shares will be issued in the Merger. Notwithstanding any other provision of this Agreement, each holder of CoffeeCo Shares converted pursuant to Section 2.5(a) who would otherwise have been entitled to receive a fraction of a DutchCo Share shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by ABN AMRO Bank N.V. (“ABN AMRO”) on behalf of all such holders of DutchCo Shares which would otherwise be issued (the “Excess Merger Shares”). The sale of the Excess Merger Shares by ABN AMRO shall be executed on NYSE Euronext Amsterdam as promptly as practicable after the Merger Effective Time (consistent with obtaining the best execution of such sales in light of prevailing market conditions) and shall be executed in round lots to the extent practicable. ABN AMRO shall promptly transfer the proceeds of such sale or sales, net of brokerage fees, transfer taxes and other out-of-pocket transaction costs, to the Exchange Agent. Until the net proceeds of such sale or sales have been distributed to such holders of CoffeeCo Shares, the Exchange Agent shall hold such net proceeds in trust for such holders (the “Fractional Interests Trust”). The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each holder of CoffeeCo Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional interests to which such holder of CoffeeCo Shares is entitled and the denominator of which is the aggregate amount of fractional interests to which all holders of CoffeeCo Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CoffeeCo Shares in lieu of fractional interests, the Exchange Agent shall use all reasonable efforts to make available such amounts to such holders of CoffeeCo Shares as promptly following the Merger Effective Time as is practicable.

(e) Withholding Rights. Each of Sara Lee, DutchCo, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Article II to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of Sara Lee, DutchCo, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(f) Termination of Distribution Fund and Fractional Interests Trust. Any portion of the Distribution Fund and Fractional Interests Trust that remains unclaimed by the former stockholders of CoffeeCo for one year after the Merger Effective Time shall be delivered to DutchCo and any former stockholders of CoffeeCo who have not received DutchCo Shares in accordance with this Article II shall thereafter look only to DutchCo for payment of their claim for DutchCo Shares and any dividends, distributions or cash in lieu of fractional shares with respect to such DutchCo Shares. Notwithstanding the foregoing, none of DutchCo, CoffeeCo, Sara Lee, Merger Sub and the Exchange Agent or any other Person shall be liable to any former holder of CoffeeCo Shares or Sara Lee Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.7 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Merger Effective Time, the certificate of incorporation of CoffeeCo as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable law.

(b) At the Merger Effective Time, the bylaws of CoffeeCo as in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable law.

2.8 Directors and Officers of the Surviving Corporation. The directors of CoffeeCo at the Merger Effective Time shall, from and after the Merger Effective Time, be the initial directors of the Surviving Corporation. The officers of CoffeeCo at the Merger Effective Time shall, from and after the Merger Effective Time, be the initial officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.9 Qualification as Reorganization. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is the expectation of the parties that the Merger is taxable to U.S. stockholders under Section 367 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Sara Lee and CoffeeCo. Sara Lee and CoffeeCo represent and warrant to DutchCo and Merger Sub, as of the date hereof, as follows:

(a) Organization; Corporate Authority; Validity of Agreement. Each of Sara Lee and CoffeeCo is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Sara Lee and CoffeeCo has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Sara Lee and CoffeeCo of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, subject to receipt of the written consent of Sara Lee, as the sole stockholder of CoffeeCo. This Agreement has been duly executed and delivered by each of Sara Lee and CoffeeCo and (assuming due and valid authorization, execution and delivery hereof by DutchCo and Merger Sub) is a valid and binding obligation of each of Sara Lee and CoffeeCo enforceable against each of them in accordance with its terms.

(b) No Other Representations. Except for the representations and warranties contained in this Section 3.1 the Master Separation Agreement, or any other Transaction Agreements, including the Tax Representations, Sara Lee and CoffeeCo make no representation or warranty, express or implied, as to any matter whatsoever.

3.2 Representations and Warranties of DutchCo and Merger Sub. DutchCo and Merger Sub represent and warrant to Sara Lee and CoffeeCo, as of the date hereof, as follows:

(a) Organization; Corporate Authority; Validity of Agreement. DutchCo is a public company with limited liability, duly organized and existing under the laws of the Netherlands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of DutchCo and Merger Sub has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of DutchCo and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of DutchCo and Merger Sub and (assuming due and valid authorization, execution and delivery hereof by Sara Lee and CoffeeCo) is a valid and binding obligation of each of DutchCo and Merger Sub enforceable against each of them in accordance with its terms.

(b) DutchCo Shares. All outstanding DutchCo Shares are, and, at the time of issuance, all DutchCo Shares issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right.

(c) No Other Representations. Except for the representations and warranties contained in this Section 3.2, the Master Separation Agreement or any other Transaction Agreements, including the Tax Representations, DutchCo and Merger Sub make no representation or warranty, express or implied, as to any matter whatsoever.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Required Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible and after the Distribution and payment of the CoffeeCo Special Dividend, the Merger and the other transactions contemplated by this Agreement, including obtaining the written consent of the sole stockholders of CoffeeCo and Merger Sub, approving this Agreement and the transaction contemplated hereby.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction (or waiver) at or prior to the Merger Effective Time of the following conditions:

(a) The Distribution shall have been effected in accordance with the terms and conditions of the Master Separation Agreement.

(b) The CoffeeCo Special Dividend shall have been paid.

5.2 Additional Conditions to the Obligations of Sara Lee and CoffeeCo. The obligation of Sara Lee and CoffeeCo to consummate the Merger shall be subject to the satisfaction (or waiver by Sara Lee) at or prior to the Merger Effective Time of the following conditions:

(a) Each of the representations and warranties of DutchCo and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

5.3 Additional Conditions to the Obligations of DutchCo and Merger Sub. The obligation of DutchCo and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by DutchCo) at or prior to the Merger Effective Time of the following condition:

(a) Each of the representations and warranties of Sara Lee and CoffeeCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

ARTICLE VI

GENERAL PROVISIONS

6.1 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the Merger abandoned at any time prior to the Merger Effective Time by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no party shall have any liability to any Person by reason of this Agreement.

6.2 Entire Agreement. This Agreement, the Master Separation Agreement and the Transaction Agreements, including the schedules and exhibits referred to therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

6.4 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee, CoffeeCo, DutchCo and Merger Sub.

6.5 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.6 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

6.7 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the parties.

6.8 Successors and Assigns. No party may assign any of its rights or obligations under this Agreement to another Person without the consent of each of the other parties to this Agreement. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and (b) each party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other party.

6.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

6.10 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to CoffeeCo prior to or on June 28, 2012, to:

DE US, Inc.

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Helen N. Kaminski

Email: helen.kaminski@hillshirebrands.com

If to CoffeeCo after June 28, 2012, to:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken

Email: onno.vanklinken@demb.com

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Kent Magill, General Counsel

Email: kent.magill@hillshirebrands.com

If to DutchCo or Merger Sub, to:

D.E MASTER BLENDERS 1753 B.V.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

or to such other address as such party may indicate by a notice delivered to the other party in accordance herewith.

6.11 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

6.12 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Sara Lee, CoffeeCo, DutchCo or Merger Sub, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Sara Lee,

CoffeeCo, DutchCo or Merger Sub, as applicable, under this Agreement or any other Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Sara Lee, CoffeeCo, DutchCo and Merger Sub, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable law.

6.13 Plan of Reorganization. For U.S. federal income tax purposes, this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

6.14 Dispute Resolution. All disputes, controversies or claims arising under or in connection with this Agreement shall be governed by Article XII of the Master Separation Agreement. Each of the parties agrees that the procedures set forth in Article XII of the Master Separation Agreement shall be the sole and exclusive remedy in connection with any dispute, controversy or claim arising under or in connection with this Agreement.

6.15 Interpretation. The terms and conditions of Section 1.2 of the Master Separation Agreement are hereby incorporated by reference and made a part of this Agreement.

6.16 Survival. None of the representations, warranties, covenants or agreements of the parties hereto contained in this Agreement shall survive the Closing Date. Effective upon Closing, each of the parties hereto shall be deemed to have waived any breaches of representations and warranties contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Marcel H.M. Smits
	Name:	Marcel H.M. Smits
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

DE US, INC.

By:	/s/ Mark S. Silver
	Name:	Mark S. Silver
	Title:	President

[Signature Page to Agreement and Plan of Merger]

D.E MASTER BLENDERS 1753 B.V.

By:	/s/ Michel M.G. Cup
	Name:	Michel M.G. Cup
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

DEMB MERGER COMPANY

By:	/s/ Michel M.G. Cup
	Name:	Michel M.G. Cup
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]